Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of our common shares, no par value per share, which is our only security registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless the context requires otherwise, references in this Exhibit 4.1 to “we,” “our,” “us” and “our company” refer to Apple Hospitality REIT, Inc., a Virginia corporation. This description also summarizes relevant provisions of the Virginia Stock Corporation Act and certain provisions of our amended and restated articles of incorporation, as amended (the “articles of incorporation”) and our third amended and restated bylaws (the “bylaws”). The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Virginia law and to our articles of incorporation and bylaws, each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our articles of incorporation, our bylaws and the applicable provisions of Virginia law for additional information.

General

Our articles of incorporation provide that we may issue up to 800,000,000 common shares, no par value per share, and 30,000,000 preferred shares, no par value per share, which are undesignated preferred shares. Our articles of incorporation authorize our board of directors, without shareholder approval, to amend our articles of incorporation to fix in whole or in part the preferences, limitations and relative rights, within the limits set forth in the Virginia Stock Corporation Act, of any series within the preferred shares prior to the issuance of any shares of that series.  Under the Virginia Stock Corporation Act, shareholders generally are not liable for the corporation’s debt or obligations.

Voting Rights of Common Shares

Subject to the provisions of our articles of incorporation and our bylaws regarding the restrictions on transfer and ownership of capital shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. The holders of our common shares have exclusive voting power with respect to the election of directors and for all other purposes, except as otherwise required by law or as provided in our articles of incorporation with respect to any series of preferred shares then outstanding. There is no cumulative voting in the election of directors. Directors are elected by the plurality of votes cast and entitled to vote in the election of directors; provided, that if an incumbent director fails to receive at least a majority of the votes cast, such director will tender his or her resignation from the Board.

For more information regarding voting rights of common shareholders, see — “Certain Provisions of Virginia Law and Our Articles of Incorporation and Bylaws—Amendment of Our Articles of Incorporation and Bylaws and Approval of Extraordinary Transactions” below.

Dividends, Distributions, Liquidation and Other Rights

Subject to the preferential rights of any other class or series of shares and to the provisions of our articles of incorporation and bylaws regarding the restrictions on transfer and ownership of capital shares, holders of our common shares are entitled to receive dividends on such common shares if, as and when authorized by our board of directors, and declared by us out of assets legally available therefor. Subject to the rights of holders of shares ranking senior to the holders of our common shares as to dividends and distributions, holders of our common shares also are entitled to receive, if and when declared by our board of directors, dividends and distribution of our net assets legally available for distribution to shareholders in the event of our liquidation, dissolution or winding up of the affairs of our company.

Holders of our common shares have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our articles of incorporation and bylaws regarding the restrictions on transfer and ownership of capital shares, common shares will have equal dividend, liquidation and other rights.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC.

Listing

Our common shares are listed on the New York Stock Exchange and trade under the symbol "APLE."

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares (after taking into account options to acquire common shares) may be owned, directly, indirectly, or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year .

Because our board of directors believes that it is essential for us to qualify as a REIT, our articles of incorporation, subject to certain exceptions, contain restrictions on the number of shares of our capital stock that a person may own.

In order to assist us in complying with the limitations on the concentration of ownership of our shares imposed by the Code, our articles of incorporation generally prohibit any person or entity (other than a person or entity who has been granted an exception) from directly or indirectly, beneficially or constructively, owning more than 9.8% of the aggregate of our outstanding common shares, by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding preferred shares of any class or series, by value or by number of shares, whichever is more restrictive. However, our articles of incorporation permit (but do not require) exceptions to be made for shareholders provided that our board of directors determines that such exceptions will not jeopardize our qualification as a REIT.

Our articles of incorporation also prohibit any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code, (2) transferring our shares if such transfer would result in us being beneficially owned by fewer than 100 persons (determined without regard to any rules of attribution), (3) beneficially or constructively owning our shares that would result in our owning (directly or constructively) 10% or more of the ownership interest in a tenant of our real property if income derived from such tenant for our taxable year would result in more than a de minimis amount of non-qualifying income for purposes of the REIT tests that, taking into account any other non-qualifying gross income of ours, would cause us to fail to satisfy an applicable REIT gross income requirement, and (4) beneficially or constructively owning our shares that would cause us otherwise to fail to qualify as a REIT, including, but not limited to, as a result of any “eligible independent contractor” (as defined in Section 856(d)(9)(A) of the Code) that operates a “qualified lodging facility” (as defined in Section 856(d)(9)(D)(i) of the Code) on behalf of a taxable REIT subsidiary, or TRS, failing to qualify as such. Any person who acquires or attempts or intends to acquire beneficial ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfers on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to qualify, or to continue to qualify, as a REIT. In addition, our board of directors may determine that compliance with the foregoing restrictions is no longer required for our qualification as a REIT.

Our board of directors, in its sole discretion, may waive the 9.8% ownership limit for common shares or preferred shares for a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its reasonable discretion, to establish that such person’s ownership in excess of the 9.8% limit for common or preferred shares would not jeopardize our qualification as a REIT. As a condition of granting the waiver, our board of directors, in its sole and absolute discretion as it may deem necessary or advisable, may require a ruling from the Internal Revenue Service, or IRS, or an opinion of counsel in either case in form and substance satisfactory to our board of directors in order to determine or ensure our qualification as a REIT.

In addition, our board of directors from time to time may increase the share ownership limits. However, the share ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding.

If any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares in excess, or in violation, of the above transfer or ownership limitations, known as a prohibited owner, then that number of shares, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares that otherwise would cause any person to violate the above limitations will be void. Shares held in the charitable trust will continue to constitute issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Virginia law, effective as of the date that such shares have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

●	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and

●	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the share ownership limits in our articles of incorporation. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

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the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

●	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that our shares have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

●	such shares will be deemed to have been sold on behalf of the charitable trust; and

●

to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

●	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

●	the market price on the date we, or our designee, accepts such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

All certificates, if any, representing our shares will bear a legend referring to the restrictions described above.

Every shareholder of record of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of each actual owner, the number of shares of each class and series of shares that each actual owner beneficially owns and a description of the manner in which such shares are held. Each such shareholder shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These share ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of our common shares or might otherwise be in the best interest of our shareholders.

Certain Provisions of Virginia Law and our Articles of Incorporation and Bylaws

Our Board of Directors

Our bylaws provide that the number of directors of our company may be determined by our board of directors, but may not be less than three nor more than 15.

Our bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, in our board of directors may be filled by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, or by a sole remaining director. If, however, a vacancy is created by the removal of a director by a vote or written consent of our shareholders or court order, such vacancy may be filled only by the vote of a majority of shares entitled to vote or by the written consent of all of the shareholders entitled to vote. Our shareholders may also elect, by the consent of a majority of outstanding shares entitled to vote, a director or directors at any time to fill a vacancy or vacancies not filled by our directors. Any director elected to fill a vacancy will serve until a successor is elected at an annual or special meeting of shareholders. Effective as of the 2020 annual meeting of shareholders, all directors are elected for one-year terms expiring at the next annual meeting.

Holders of our common shares do not have a right to cumulative voting in the election of directors. Pursuant to our bylaws, directors are elected by the plurality of votes cast and entitled to vote in the election of directors. However, our corporate governance guidelines require that if an incumbent director fails to receive at least a majority of the votes cast, such director will tender his or her resignation from the Board. The Nominating and Governance Committee of the Board will consider, and determine whether to accept, such resignation.

Removal of Directors

Our bylaws provide that our board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or who has pled guilty or nolo contendere to or been convicted of a felony involving moral turpitude. In addition, any or all directors may be removed for cause (which is defined as a willful violation of our articles of incorporation or bylaws or gross negligence in the performance of a director’s duties) and only by the affirmative vote of either (i) the vote or written consent of all directors other than the director who is being removed, or (ii) the vote of holders of a majority of our outstanding common shares at a meeting of shareholders called for such purpose. Our bylaws also provide that any or all directors may be removed without cause upon the affirmative vote of a majority of the outstanding common shares entitled to vote at a meeting of shareholders called for such purpose.

Affiliated Transactions

The Virginia Stock Corporation Act limits “affiliated transactions” between a corporation and an “interested shareholder” for three years after the date on which the interested shareholder became an interested shareholder, except in compliance with the Virginia Stock Corporation Act. These affiliated transactions include a merger, statutory share exchange, dissolution, or, in circumstances specified in the statute, certain transfers of assets, certain share issuances and transfers and reclassifications involving interested shareholders. Virginia law defines an interested shareholder as:

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any person who beneficially owns more than 10% of any class of the corporation’s outstanding voting shares (defined as shares of a class that is entitled to vote generally in the election of directors); or

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an affiliate or associate of the corporation who, at any time within the three-year period prior to the date in question, was the beneficial owner of more than 10% of any class of the corporation’s then-outstanding voting shares.

The Virginia Stock Corporation Act provides that no corporation may engage in any affiliated transaction with any interested shareholder for a period of three years following the date on which an interested shareholder becomes an interested shareholder, unless approved by the affirmative vote of the holders of at least two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the interested shareholder, and by a majority (but not less than two) of the “disinterested directors.” A disinterested director means, with respect to a particular interested shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an interested shareholder became an interested shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the board. At the expiration of the three-year period, these provisions generally require approval of affiliated transactions by the affirmative vote of the holders of at least two-thirds of the voting shares of the corporation, other than those beneficially owned by the interested shareholder.

The statute permits various exemptions from its provisions, including for affiliated transactions entered into with an interested shareholder after the three-year period that are approved by a majority of disinterested directors or are approved by the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by the interested shareholders, and affiliated transactions where the consideration will be paid to the holders of each class or series of voting shares and certain other statutory fair price conditions are met. Virginia law also requires that, during the three years preceding the announcement of the proposed affiliated transaction, all required dividends have been paid and no special financial accommodations have been accorded the interested shareholder unless approved by a majority of the disinterested directors.

As permitted by the Virginia Stock Corporation Act, we have elected pursuant to a provision in our articles of incorporation to “opt-out” of the affiliated transactions provisions of the statute.

Control Share Acquisitions

The Virginia Stock Corporation Act provides that shares of a Virginia corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of the holders of a majority of the shares entitled to vote on the matter, excluding “interested shares” in a Virginia corporation. “Interested shares” are shares of a corporation which any of the following persons is entitled to exercise or direct the exercise of the voting power in the election of directors: (1) an acquiring person with respect to a control share acquisition; (2) any officer of such corporation; or (3) any employee of such corporation who is also a director of the corporation. A “control share acquisition” means the direct or indirect acquisition of shares, other than in an excepted acquisition, by a person that when added to all other shares which then have voting rights or are beneficially owned by such person would cause such person to become entitled, immediately upon acquisition of such shares, to vote or direct the vote of, shares having voting power within any of the following ranges of the votes entitled to be cast in an election of directors:

●	one-fifth or more but less than one-third of such votes;

●	one-third or more but less than a majority of such votes; or

●	a majority or more of such votes.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making a “control share acquisition statement” as described in the Virginia Stock Corporation Act), may compel our board of directors to call a special meeting of shareholders to be held within 50 days of the acquiring person’s request to consider the voting rights of the shares. If no request for a special meeting is made, the corporation may itself present the question at any shareholders’ meeting.

If voting rights for control shares are approved at a shareholders’ meeting and the acquiror has beneficial ownership of shares entitled to cast a majority of the votes which could be cast in an election of directors, all shareholders other than the acquiring person may be entitled to exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger or share exchange if the corporation is a party to the transaction.

As permitted by the Virginia Stock Corporation Act, we have elected pursuant to a provision in our bylaws to exempt any acquisition of our shares from the control share acquisition provisions of the statute. However, the board of directors may further amend the bylaws to opt into the control share provisions at any time in the future.

Amendment of Our Articles of Incorporation and Bylaws and Approval of Extraordinary Transactions

Under the Virginia Stock Corporation Act, a Virginia corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets or engage in a share exchange unless approved by the affirmative vote of more than two-thirds of all votes entitled to be cast on the matter, unless a greater or lesser proportion of votes (but not less than a majority of all votes cast) is specified in the corporation’s articles of incorporation. Our articles of incorporation provide that our shareholders, by vote of the holders of a majority of our common shares issued and outstanding and a majority of the votes entitled to be voted by any other voting group required by law to vote thereon as a separate voting group, may vote to approve a plan of merger, share exchange or dissolution or to sell, lease, exchange or otherwise dispose of all or substantially all of our property other than in the usual and regular course of business. Our articles of incorporation also provide that, except as otherwise provided by law or our articles of incorporation with respect to any outstanding series of our preferred shares, our articles of incorporation may be amended at any time, and from time to time, upon the vote of the holders of a majority of our common shares issued and outstanding.

Our articles of incorporation provide that our bylaws may be amended or repealed, or new bylaws adopted, at any time by (1) our board of directors or (2) by a vote of the holders of a majority of our issued and outstanding common shares, and our shareholders in amending, repealing or adopting a bylaw may, except as prohibited by applicable law, expressly provide that our board of directors may not amend, repeal or reinstate that bylaw.

Meetings of Shareholders

Under our bylaws, annual meetings of shareholders will be held each year at a date and time as determined by our chief executive officer or our board of directors. Special meetings of shareholders may be called by our chief executive officer, by a majority of our board of directors or by the chairman of our board of directors. Additionally, subject to the provisions of our bylaws, special meetings of the shareholders shall be called by our chairman of the board, chief executive officer or secretary upon the written request of shareholders holding not less than 10% of the eligible votes. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Virginia law and our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent describes that action, is signed by each shareholder entitled to vote on the matter, bearing the date of each signature, and is delivered to the secretary of our company for inclusion in the minutes or filing with our corporate records.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

●	with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders at the annual meeting may be made only:

o	pursuant to our notice of the meeting;

o	by or at the direction of our board of directors; or

o

by a shareholder who is a shareholder of record of a class of shares entitled to vote on the business that such shareholder has proposed both at the time of giving of the notice of the meeting and on the record date of such annual meeting, and who complies with the advance notice procedures set forth in our bylaws.

●	with respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders.

●	nominations of persons for election to our board of directors may be made only:

o	pursuant to our notice of the meeting;

o	by our board of directors or any committee thereof; or

o	by a shareholder who is a shareholder of record of a class of shares entitled to vote for the election of directors both at the time of giving of the notice required by our bylaws and on the record date for the meeting at which the nominee(s) will be voted upon, and who complies with the advance notice provisions set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely shareholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Virginia Law and Our Articles of Incorporation and Bylaws

The provisions of our bylaws on removal of directors and advance notice of director nominations could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common shares or otherwise be in the best interests of our shareholders. Likewise, provisions of the Virginia Stock Corporation Act that restrict affiliated transactions and control share acquisitions, if we are subject to those provisions in the future, could have similar anti-takeover effects. See “—Affiliated Transactions” and “—Control Share Acquisitions” for additional information on the voting requirements related to these transactions.

Indemnification and Limitation of Directors’ and Officers’ Liability

Our articles of incorporation provide for the limitation or elimination of liability of our directors and officers to our company or our shareholders to the same extent permitted by the Virginia Stock Corporation Act.

The Virginia Stock Corporation Act permits, and our articles of incorporation require, to the fullest extent permitted by Virginia law, that we indemnify our officers and directors in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Under Sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if such officer or director acted in good faith and believed, in the case of conduct in his or her official capacity with the corporation, that his conduct was in the best interests of the corporation or in all other cases, that his conduct was at least not opposed to its best interests, and, in the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. The Virginia Stock Corporation Act requires such indemnification, unless limited by a corporation’s articles of incorporation, when a director or officer entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation.

Our articles of incorporation provide that we must indemnify any individual who is, was or is threatened to be made a party to a civil, criminal, administrative, investigative or other proceeding (including a proceeding by or in the right of our company or by or on behalf of our shareholders) because such individual is or was a director or officer of our company or of any legal entity controlled by our company, or is or was a fiduciary of any employee benefit plan established at the direction of our company, against all liabilities and reasonable expenses incurred by him on account of the proceeding, provided that our directors (excluding the indemnified party) determine in good faith that his course of conduct which caused the loss or liability was in the best interests of our company, and provided further that such liabilities and expenses were not incurred because of his willful misconduct, bad faith, reckless disregard of duties or knowing violation of the criminal law. Before any indemnification is paid, a determination must be made that indemnification is permissible in the circumstances because the person seeking indemnification is eligible for indemnification and has met the standard of conduct set forth above. Such determination must be made in the manner provided by Virginia law for determining that indemnification of a director is permissible; provided, however, that if a majority of our directors has changed after the date of the alleged conduct giving rise to a claim for indemnification, the determination that indemnification is permissible must, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by our board of directors and such person.

Unless a determination has been made that indemnification is not permissible, we must make advances and reimbursement for expenses incurred by any person named above upon receipt of an undertaking from him to repay the same if it is ultimately determined that such individual is not entitled to indemnification. We are authorized to contract in advance to indemnify our directors and officers to the extent it is required to indemnify them pursuant to the provisions described above.

Notwithstanding the above, indemnification will not be allowed for any liability imposed by judgment, and costs associated therewith, including attorneys’ fees, arising from or out of an alleged violation of federal or state securities laws associated with the public offering of our common shares unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

The rights of each person or entity entitled to indemnification under our articles of incorporation shall inure to the benefit of such person’s or entity’s heirs, executors, administrators, successors or assigns. Indemnification pursuant to our articles of incorporation shall not be exclusive of any other right of indemnification to which any person or entity may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than our company, and indemnification under policies of insurance purchased and maintained by us or others. However, no person or entity shall be entitled to indemnification by us to the extent such person or entity is indemnified by another, including an insurer.

Insofar as the foregoing provisions permit indemnification of directors or officers for liability arising under the Securities Act, we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.